Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 19, 2022, except for Notes 1, 3, 4, 7 which are dated October 4, 2022, with respect to our audits of the financial statements of Plutonian Acquisition Corporation as of December 31, 2021 and March 31, 2022 and for the period from March 11, 2021 (inception) through December 31, 2021 and from January 1, 2022 to March 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

October 4, 2022